As filed with the Securities and Exchange Commission on December 16, 2010

Registration No. 333-115649

Registration No. 333-123184

Registration No. 333-150257

Registration No. 333-168776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-115649

FORM S-8 REGISTRATION STATEMENT NO. 333-123184

FORM S-8 REGISTRATION STATEMENT NO. 333-150257

FORM S-8 REGISTRATION STATEMENT NO. 333-168776

UNDER

THE SECURITIES ACT OF 1933

NATIONAL COAL CORP.

(Exact name of registrant as specified in its charter)

Florida	65-0601272
(State of other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8915 George Williams Road

Knoxville, Tennessee 37923

(Address of Principal Executive Offices)(Zip Code)

2004 NATIONAL COAL CORP.

OPTION PLAN

(Full Title of the Plan)

Daniel A. Roling

Chief Executive Officer

National Coal Corp.

8915 George Williams Road

Knoxville, Tennessee 37923

(Name and Address of Agent for Service)

(865) 690-6900

(Telephone Number, Including Area Code, of Agent for Service)

Copy to:

John J. McIlvery, Esq.

Stubbs Alderton & Markiles, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, California 91403

(818) 444-4500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by National Coal Corp. (the “Registrant”) on Form S-8 (collectively, the “Registration Statements”):

•

Registration Statement 333-115649, pertaining to the registration of 375,000 (as adjusted to reflect reverse stock splits) shares of the Registrant’s common stock issuable under the Registrant’s 2004 National Coal Corp. Option Plan, as amended (the “Plan”), which was filed with the Securities and Exchange Commission on May 19, 2004;

•

Registration Statement 333-123184, pertaining to the registration of 312,500 (as adjusted to reflect reverse stock splits) shares of the Registrant’s common stock issuable under the Registrant’s Plan, which was filed with the Securities and Exchange Commission on March 8, 2005; and

•

Registration Statement 333-150257, pertaining to the registration of 425,000 (as adjusted to reflect reverse stock splits) shares of the Registrant’s common stock issuable under the Registrant’s Plan, which was filed with the Securities and Exchange Commission on April 15, 2008.

•

Registration Statement 333-168776, pertaining to the registration of 387,500 shares of the Registrant’s common stock issuable under the Registrant’s Plan, which was filed with the Securities and Exchange Commission on August 12, 2010.

On December 15, 2010, the Registrant merged with and into Ranger Coal Holdings LLC, with Ranger Coal Holdings, LLC (“Merger Sub”) being the surviving corporation (the “Surviving Entity”) following the merger (the “Merger”) as a wholly-owned subsidiary of Ranger Energy Investments, LLC (“Ranger Energy”) pursuant to an Agreement and Plan of Merger dated as of September 27, 2010 by and among the Registrant, Ranger Energy and Merger Sub, as amended (the “Merger Agreement”). Pursuant to the terms of the Merger Agreement, each share of the Registrant’s common stock outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive $1.00 in cash. As a result of the Merger, the Registrant became a wholly-owned subsidiary of Ranger Energy.

As a result of the Merger, the Registrant has terminated all offerings of the Registrant’s securities pursuant to the above referenced Registration Statements. Accordingly, pursuant to the undertakings contained in such Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offerings, the Registrant is filing this post-effective amendment to the Registration Statements to deregister all the shares of the Registrant’s common stock registered and reserved for issuance under such Registration Statements which remained unissued as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on December 16, 2010.

RANGER COAL HOLDINGS, LLC

By:	/S/ DANIEL A. ROLING
Daniel A. Roling, President and Chief Executive Officer

Note: No other person is required to sign this Post-Effective Amendment No. 1 in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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